Exhibit 23.1
Consent of Independent Registered Public Accounting Firm
          We consent to the incorporation by reference in Registration Statement (Form S-3 No 333-157595) of Natural Resource Partners L.P. and in the related Prospectus of our report dated February 28, 2011, with respect to the consolidated financial statements of Natural Resource Partners L.P. and the effectiveness of internal control over financial reporting of Natural Resource Partners L.P., included in this Annual Report (Form 10-K) for the year ended December 31, 2010.
/s/ Ernst & Young LLP
Houston, Texas
February 28, 2011